UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                     FORM 25

                   NOTIFICATION OF REMOVAL FROM LISTING AND/OR
                     REGISTRATION UNDER SECTION 12(b) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number    811-08777
                                                                      ---------

          Credit Suisse High Yield Bond Fund, New York Stock Exchange
-------------------------------------------------------------------------------
    (Exact name of Issuer as specified in its charter, and name of Exchange where security is listed and/or registered)


         466 Lexington Avenue, New York, New York 10017, (212) 875-3500
-------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of
                      Issuer's principal executive offices)


            Shares of Beneficial Interest par value $.001 per share
-------------------------------------------------------------------------------
                      (Description of class of securities)


Please place an X in the box to designate the rule provision relied upon to strike the class of securities from listing and registration:

[ ]  17 CFR 240.12d2-2(a)(1)

[ ]  17 CFR 240.12d2-2(a)(2)

[ ]  17 CFR 240.12d2-2(a)(3)

[ ]  17 CFR 240.12d2-2(a)(4)

[ ] Pursuant to 17 CFR 240.12d2-2(b), the Exchange has complied with its rules to strike the class of securities from listing and/or withdraw registration on the Exchange.

[X] Pursuant to 17 CFR 240.12d2-2(c), the Issuer has complied with the rules of the Exchange and the requirements of 17 CFR 240.12d2-2(c) governing the voluntary withdrawal of the class of securities from listing and registration on the Exchange.


Pursuant to the requirements of the Securities Exchange Act of 1934, Credit Suisse High Yield Bond Fund certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Form 25 and has caused this notification to be signed on its behalf by the undersigned duly authorized person.



 May 1, 2006  By:/s/ Michael A. Pignataro  Chief Financial Officer and Secretary
 -----------  ---------------------------  -------------------------------------
   Date       Name:  Michael A. Pignataro                  Title